Exhibit 10.23

                                OPTION AGREEMENT

                        (Bishop Powers / Hopfenspringer)


     On October 23, 2002, Bishop Powers, Ltd. ("Seller") and Kim Hopfenspringer and Rhonda Hopfenspringer ("Purchaser") entered into an Agreement for the Purchase and Sale of Commercial Real Estate of certain property owned by Seller along Powers Boulevard, in Colorado Springs, CO (the "Contract"). Colorado Department of Transportation ("CDOT") has indicated there is a possibility that, at some undetermined time in the future, it may construct a grade-separated interchange at Powers and Palmer Park Boulevard (the "Interchange") and if it does so, CDOT would need to acquire some of the land Purchaser is buying from Seller. If this occurs, it could negatively impact Purchaser's proposed business on the site. In order to address these concerns, and in partial consideration for Purchaser closing pursuant to the Contract, Seller hereby grants Purchaser the exclusive option to purchase additional land from Seller (the "Option") on the following terms:

     1. Condition to Exercise. The Option Property may only be purchased if CDOT acquires portions of Purchaser's land being sold by Seller, and such acquisition has a material adverse impact on Purchaser's business in Purchaser's reasonable opinion. Exercise of the Option must occur within 6 months after CDOT's notice of intent to acquire Purchaser's lands and must be in writing, delivered to Seller.

     2. Property Subject to Option. The property subject to the Option is generally depicted on Exhibit A hereto (the "Option Property"). However, the parties acknowledge that CDOT has made no determination as to the configuration of the proposed Interchange. Consequently, the parties will adjust the configuration of the Option Property once CDOT has made a final determination of the portion of Purchaser's property it will be acquiring so that Purchaser's property will be functionally equivalent to its original configuration (including maintaining parking ratios and access from the interior drives).

     3. Price. The price for the Option Property will be the amount of condemnation award Purchaser receives from CDOT for any property CDOT acquires, and will be payable at the closing of the Option in cash.

     4. Title. The Option Property will be conveyed to Purchaser subject only to those matters which Purchaser's original property was subject to when it is conveyed pursuant to the Contract. Seller, at its expense, will provide Purchaser with a standard owner's title insurance policy. Real property taxes for the Option Property will be pro-rated based on the most recent assessment and mill levy.

     5. Term of Option. This Option will automatically expire ten (10) years after the "Effective Date," which is April 29, 2003, if not exercised by then. However, if prior to that date, CDOT has appropriated funds for construction of the Interchange, then Purchaser may elect to extend the Option for an additional 5 years by delivering written notice of such election to Seller prior to expiration of the initial 5 year term.

     6. Contract Closing. This Option is conditioned upon the purchase pursuant to the Contract closing. If such closing has not occurred by May 21, 2003, then this Option will automatically terminate and be of no further effect.


                                            SELLER
                                            ------

                                            Bishop Powers, Ltd.
                                            By:  Bishop Capital Corporation,
                                                 General partner


                                            By:  /s/  Sherry Moore
                                               --------------------------------
                                                      Sherry Moore
                                                      Secretary



                                            PURCHASER
                                            ---------

                                            /s/  Kim Hopfenspringer
                                            -----------------------------------
                                                 Kim Hopfenspringer

                                            /s/  Rhonda Hopfenspringer
                                            -----------------------------------
                                                 Rhonda Hopfenspringer

                                            Dated:     5-1-03
                                                  -----------------------------

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